Exhibit 99.1

Media Contact

Susan Aspey

saspey@uti.edu

202.549.0534

Universal Technical Institute, Inc. Promotes Todd Hitchcock to Chief Operating Officer,

Accelerating Execution of Company’s Successful North Star Strategy

Company Appoints Adrienne DeTray as Chief Information Officer, Completing Executive Leadership Team

PHOENIX and ORLANDO (March 31, 2025)—Universal Technical Institute, Inc. (NYSE: UTI), a leading workforce education provider for transportation, skilled technicians, energy and healthcare, today announced Todd Hitchcock as Chief Operating Officer, effective immediately. Hitchcock has been with the company the past five years and most recently served as EVP, Chief Strategy and Transformation Officer.

“Todd has played a pivotal role in every aspect of the company’s successful transformation, including leading the development of our multi-phase North Star strategy of growth, diversification and optimization. I am thrilled that he is assuming this role and am confident it will strengthen our market position by enabling us to execute on the second phase of our strategy, which at its core is designed to enable our company to better meet the enormous demand for skilled collar workers in the U.S.,” said Jerome Grant, Chief Executive Officer, Universal Technical Institute, Inc.

The second phase of the North Star strategy is expected to deliver approximately 10% revenue CAGR and expand its Adjusted EBITDA margin to nearly 20 percent through fiscal 2029. The core tenets of the strategy—growth, diversification and optimization—are the foundation for initiatives at both of the company’s operating segments: UTI, which offers transportation, skilled trades and energy education; and Concorde Career Colleges, which specializes in the dental, nursing and allied health professions.

“We exclusively operate in high demand segments of the labor market where our graduates are sought after by employers nationwide because of the quality of our training programs and the outcomes we produce. With the strong strategic foundation in place that has produced outperformance across our key metrics, there is tremendous opportunity to drive even more growth and further optimization of the business, which we believe will significantly increase the company’s value,” said Todd Hitchcock, Chief Operating Officer, Universal Technical Institute, Inc.

As Chief Operating Officer, Hitchcock will be responsible for oversight of the company’s UTI and Concorde divisions, continuing to strengthen the alignment of the divisions’ day-to-day operations with the corporate objectives. Hitchock will continue to oversee corporate strategy and transformation, including the exploration of potential acquisition opportunities to enhance the company’s presence in these in-demand markets.

A longtime education industry executive, Hitchcock has nearly 30 years’ experience leading education organizations through transformative change. Prior to joining Universal Technical Institute, Inc., he was one of the nation’s earliest pioneers of online learning in both K-12 and higher education, having held senior leadership roles at Florida Virtual Learning and Pearson Education.

In addition to Hitchcock’s appointment, the company announced Adrienne DeTray as Chief Information Officer, effective immediately. DeTray most recently served as CIO at Adtalem Global Education, where she led the transformation of the IT function to enhance operational efficiency and the delivery of digital education products, enabling sustained year-over-year growth and improved student persistence rates. Prior to this, she held senior leadership roles in the healthcare industry, including CommonSpirit Health in Chicago and Catholic Health Initiatives in Denver, where she leveraged her technical and business expertise alongside her experience as a registered nurse.

“I’m honored to join Universal Technical Institute, Inc. at such a transformative time,” said Adrienne DeTray, Chief Information Officer, Universal Technical Institute, Inc. “As the company continues to redefine workforce education, technology will be a catalyst for innovation, accessibility and hands-on, career-ready learning. I look forward to leading digital advancements that enhance student success, streamline operations and empower the next generation of skilled professionals.”

Added Mr. Grant, “With Todd’s promotion to COO and Adrienne’s appointment as CIO, our executive leadership team is now complete,” said Mr. Grant. “We will continue our relentless focus on providing the educational experiences that make us an industry leader for student outcomes and employer partner satisfaction, which in turn promote shareholder value.”

Universal Technical Institute, Inc. recently reported its financial results for the first quarter of fiscal 2025. The company continued to deliver strong outcomes, with key metrics of revenue, Adjusted EBITDA and new student starts having improved year-over-year. The company also increased its guidance ranges for the fiscal year.

More information about Universal Technical Institute, Inc., including the company’s most recent investor presentation, can be found here.

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About Universal Technical Institute, Inc.

Universal Technical Institute, Inc. (NYSE: UTI) was founded in 1965 and is a leading workforce solutions provider of transportation, skilled trades, and healthcare education programs whose mission is to serve students, partners, and communities by providing quality education and support services for in-demand careers across a number of highly skilled fields. Universal Technical Institute, Inc. is comprised of two divisions: the UTI division and Concorde Career Colleges. The UTI division operates 15 campuses located in nine states and offers a wide range of transportation, skilled trade and energy training programs under brands such as UTI, MIAT College of Technology, Motorcycle Mechanics Institute, Marine Mechanics Institute and

NASCAR Technical Institute. Concorde operates across 17 campuses in eight states and online, offering programs in the allied health, dental, nursing, patient care and diagnostic fields. For more information, visit www.uti.edu or www.concorde.edu, or on LinkedIn at @UniversalTechnicalInstitute and @Concorde Career Colleges or at X (formerly Twitter) @news_UTI or @ConcordeCareer.